Exhibit 10.22

March 20, 2007

James Morlan

Dear Jim:

This letter agreement (the “Agreement”) sets forth the terms that ViewSonic Corporation (the “Company”) is offering to you to aid in your employment transition.

1.           RESIGNATION AS CHIEF FINANCIAL OFFICER. On June 8, 2007, you shall resign from your position as Chief Financial Officer (the “Transition Date”).   This date may be extended by mutual agreement between you and the Company; if this date is extended, then the Transition Date shall be the date after June 8, 2007 that the Company’s new Chief Financial Officer commences employment.  If the Company hires a new Chief Financial Officer prior to June 8, 2007, and the new Chief Financial Officer does not want you to continue in the Chief Financial Officer role until June 8, 2007, then you shall resign your position as Chief Financial Officer (and your job title will change to Executive Advisor) but you shall remain as an employee pursuant to the terms of this Section 1 until June 8, 2007 (and June 8, 2007 shall be deemed to be the Transition Date).  Until the Transition Date, you shall continue to use your best efforts to perform your assigned duties and responsibilities, including, without limitation, the preparation, verification, and filing of the Company’s required SEC filings.  You will continue to receive your full current salary and benefits until the Transition Date, and you will continue to comply with all of the Company’s policies and procedures during this time.  On the Transition Date, the Company will pay you the gross amount of $5,000.00 for you to select and obtain appropriate outplacement services.

2.           TRANSITION PERIOD.  Provided that you: (i) sign this Agreement; and (ii) allow the release contained herein to become effective; and (iii) comply with all of your obligations under this Agreement, then commencing on the Transition Date and continuing until June 30, 2008 (the “Termination Date”), the Company shall retain you as an employee of the Company in the position of Executive Advisor.  This period shall be referred to herein as the “Transition Period.”   During the Transition Period, the following terms will apply:

      (a)           Duties and responsibilities. During the Transition Period, you will be available to provide services to the Company as requested, on a flexible schedule basis.  Your duties will be as assigned by the Company’s CEO and/or new CFO and will include, among other things, assisting the new CFO with his duties and responsibilities and with special projects within the Company’s Finance organization.  You agree to utilize your best efforts in performing your assigned duties during the Transition Period.  The Company agrees to notify you in writing promptly if at any time during the Transition Period it believes that you are not in compliance with your obligations under this Agreement.  The Company further agrees to provide you with twenty (20) days’ notice and opportunity to cure, if curable, at the time such written notice is provided specifying the issues involved.

      (b)           Other work during the Transition Period.  You may engage in employment, consulting or other work relationships in addition to your work for the Company during the Transition Period provided that such employment, consulting or other work relationship is not with a competitor of the Company and does not violate your continuing obligations to maintain the confidence and confidential information of the Company as set forth in the Employee Confidentiality and Invention Assignment Agreement executed by you and incorporated by reference herein and attached hereto as Exhibit A (the “Confidentiality Agreement”).  The Company agrees to make reasonable arrangements to enable you to perform your work for the Company at such times and in such a manner so that it does not unreasonably interfere with other work activities in which you may engage.

      (c)           Transition Period Salary.  From the Transition Date until the Termination Date, the Company will pay you an amount equal to six (6) months of your current base salary (the “Transition Period Salary”).  The Transition Period Salary will be paid in equal installment amounts on the Company’s standard payroll dates during the Transition Period and will be subject to standard deductions and withholdings.

      (d)           Transition Period Benefits.  During the Transition Period, you will be entitled to continue your participation in the following Company benefit plans pursuant to the terms of those plans:  (i) group health medical insurance; (ii) group health dental insurance; (iii) company-sponsored life insurance; (iv) 401(k) plan (including the Company’s matching contribution); and (v) short term and long term disability insurance.  You will not, however, continue to accrue vacation days, sick days or other paid time off during the Transition Period, nor will you be entitled to any automobile allowance during this period.

3.           SEVERANCE HEALTH BENEFITS.  To the extent provided by the federal COBRA law and the state Cal-COBRA law, and by the Company’s current group health insurance policies, you will be eligible to continue your current group health insurance benefits for a period of thirty-six (36) months after the Termination Date.  If you:  (i) timely elect continued health insurance coverage under COBRA and Cal-COBRA; and (ii) sign the Termination Date Release attached hereto as Exhibit B on or within 21 days after the Termination Date; and (iii) allow this Termination Date Release to become effective; then the Company will pay the cost of continuing your health insurance benefits for a period of three (3) months after the Termination Date.

4.           TERMINATION DATE PAYMENT.  As of the Termination Date, you will cease to be employed by the Company in any capacity.  On the Termination Date, the Company will pay you all accrued salary earned through the Termination Date, subject to standard payroll deductions and withholdings.  However, the Company will pay you for all accrued and unused Paid Time Off (“PTO”) on the Transition Date.  You are entitled to payment for all accrued salary, and all accrued and unused PTO, regardless of whether you sign this Agreement.

5.           STOCK OPTIONS. During your employment with the Company, you were granted options to purchase shares of the Company’s common stock (the “Options”) under the Company’s 1999 Stock Option Plan (the “Plan”).  All of the Options currently are vested.  Pursuant to the terms of the Plan, you shall have the right to exercise your Options up to the date that is three (3) months after the Termination Date (the “Post-Termination Date Exercise Period”); provided, however, that if you are unable to exercise your vested Options and sell the shares acquired upon such exercise during the Post-Termination Date Exercise Period due to a lock-up agreement entered into in connection with the Company’s initial public offering, then the Board will extend your Post-Termination Date Exercise Period for an additional thirty (30) days for each full thirty (30) day period during the Post-Termination Date Exercise Period during which the shares acquired upon exercise of your Options are subject to lock-up; provided, however, that in no event shall the Post-Termination Exercise Date be extended to a date that is after December 31, 2008.  Except as modified herein, the Options shall continue to be governed by the terms of the Plan and the applicable grant notices.

6.           LONG TERM INCENTIVE PLAN.  You will continue to participate in the Company’s Long Term Incentive Program (the “Incentive Program”) pursuant to the terms of that Program; provided, however, that you shall be eligible to receive vesting of one-third (1/3) of your Target Award (as defined in the Incentive Program) if the Company meets or exceeds both its Revenue Target and Income Target for the first two quarters of the fiscal year ending December 31, 2007.  For purposes of this Section 6 only, the Performance Targets set forth on Exhibit B to the Incentive Program shall be prorated based upon the first two quarters of fiscal year 2007.    Notwithstanding the terms of the Program, the Determination Date (as defined in the Incentive Program) for you shall occur within thirty (30) days following the date the Company files its Quarterly Report on Form 10-Q with the SEC for the second quarter of fiscal year 2007.  You also hereby waive and release any eligibility or entitlement you may have to any further compensation or benefits under the Incentive Program except as set forth herein.  Except as expressly modified in this Section 6, any compensation or benefits under the Incentive Program shall be governed by the terms of the Incentive Program.

7.           INDEMNIFICATION.  Nothing in this Agreement shall affect any rights you may have to indemnification from the Company or its insurance carriers pursuant to agreement, statute, insurance policy, or otherwise.  The Indemnity Agreement between you and the Company shall remain in full force and effect.

8.           NO OTHER COMPENSATION OR BENEFITS THEREAFTER.  You acknowledge and agree that except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits (including, but not limited to, long term disability, short term disability or life insurance) after the Termination Date.

9.           EXPENSE REIMBURSEMENTS.  You agree that within thirty (30) days after the Termination Date, you will submit your request for reimbursement of any business expenses incurred during your employment which have not previously been reimbursed.  The Company will reimburse you for these expenses pursuant to its standard business practice.

10.        RETURN OF COMPANY PROPERTY.  You agree that on or before the Termination Date, you will make a diligent search and return to the Company all Company documents (in electronic, paper or any other form as well as all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  You agree to make a diligent search for all such Company property.  If you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, you agree to provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done.  You agree that, after the Termination Date, you will neither use nor possess Company property.

11.        PROPRIETARY INFORMATION OBLIGATIONS.  You acknowledge your continuing obligations under your Confidentiality Agreement, which you entered into when you began your employment with ViewSonic.

12.        NONDISPARAGEMENT.  You agree not to disparage the Company, and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to it or them, or to its or their business, business reputation or personal reputation; provided that you shall respond accurately and fully to any question, inquiry or request for information when required by legal process.  You further agree that any material breach of this provision on your part shall be considered a material breach of this Agreement. The Company likewise agrees that its management shall not disparage you in any manner likely to be harmful to your future employment, business reputation, or personal reputation, provided that you refer all inquiries about you to the attention of Tim Ashcroft and the Company shall respond accurately and fully to any question, inquiry, or request for information when required by legal process.  The Company agrees that any material breach of this provision on its part shall be considered a material breach of this Agreement; provided, however, that even in the event of a material breach of this Section 12 by the Company, your Releases set forth in Sections 14, 15, and 16, and Exhibit B, herein shall remain in full force and effect.  Both you and the Company agree to provide each other with immediate written notice of a claimed breach of this provision and to meet and confer in good faith over any alleged breach prior to ceasing performance or filing a demand for arbitration hereunder.

13.        NO WORKERS’ COMPENSATION OR LEAVE CLAIMS.  You acknowledge and agree that you have not filed any claims for workers’ compensation, short-term disability, or long-term disability nor are you aware of any medical condition that could give rise to such a claim.   You also agree that you have received any leave benefits to which you are entitled pursuant to the federal Family and Medical Leave Act and similar state statutes.

14.         RELEASE BY YOU.  In exchange for the benefits to be provided under this Agreement (including the Transition Period compensation and benefits and Severance Health Benefits), and other consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), or the California Fair Employment and Housing Act (as amended) (“FEHA”).  Notwithstanding anything in this paragraph, you are not hereby releasing the Company from any obligation it may otherwise have to indemnify you for your acts within the course and scope of your employment with the Company, nor from any obligations undertaken by the Company in this Agreement.

15.         ADEA WAIVER. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights and claims concerning age discrimination you may have under the ADEA and FEHA, and that the consideration given for the foregoing waiver is in addition to anything of value to which you were already entitled.  You have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any claims that may arise after the Effective Date of this Agreement; (b) you should consult with an attorney prior to executing this release; (c) you have twenty-one (21) days from receipt of this letter within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke the Agreement by notifying the Company in writing; and (e) this Agreement will not be effective until the eighth day after this Agreement has been signed both by you and by the Company and not revoked by you (“Effective Date”).

16.         SECTION 1542 WAIVER.  In granting the releases herein, which may include claims that are unknown at present, the parties acknowledge that they have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Except as provided in Section 15 herein, the parties hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims herein.

17.         PARTIAL RELEASE BY COMPANY. In consideration for your fulfilling your obligations under this Agreement, the Company hereby releases you from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date you sign this Agreement, except that this release shall not extend to: (1) claims based on willful or fraudulent acts or omissions by you; (2) claims that may arise after this Agreement is executed; and (3) claims arising at any time out of your obligations to protect the Company’s proprietary information.  You represent that you have disclosed to the Company all the facts and circumstances surrounding any claims of which you have actual or constructive knowledge that any third party may assert against the Company based on your acts or omissions.

18.         NO VOLUNTARY ADVERSE ACTION.  You agree that you will not voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

19.        COOPERATION.  You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company.  Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony.  The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.  In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement.

20.         NO ADMISSIONS.  Nothing contained in this Agreement shall be construed as an admission by you or the Company of any liability, obligation, wrongdoing or violation of law.

21.        MISCELLANEOUS.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or prior agreements with the Company.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

22.        APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.  If the Company determines that any amounts payable under this Agreement fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code as a result of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payment of such benefit shall be accelerated to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  (It is the intention of the preceding sentence to apply the short-term deferral provisions of Section 409A of the Internal Revenue Code to such payments, and the payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”)  However, if there is no Revised Payment Schedule that would avoid the application of Section 409A(a)(1) of the Internal Revenue Code, the payment of such benefits shall not be paid pursuant to a Revised Payment Schedule and instead shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Internal Revenue Code.  The Company may attach conditions to or adjust the amounts paid pursuant to this Agreement to preserve, as closely as possible, the economic consequences that would have applied in the absence of this Section 20; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Internal Revenue Code.  The Company shall provide you with appropriate written notice and an opportunity to respond if there is a need to modify in any way the payment of any benefits under this Agreement pursuant to this paragraph.

23.        DISPUTE RESOLUTION.  Any action to interpret or enforce this Agreement will be subject to final and binding arbitration in Orange County, California, before Judicial Arbitration and Mediation Services (“JAMS”) pursuant to JAMS then-current rules for the resolution of employment disputes.  The prevailing party in any such arbitration will be entitled to recover his or its reasonable attorneys’ fees and costs in connection with the arbitration.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

VIEWSONIC CORPORATION

By:	/s/ Tim Ashcroft
Tim Ashcroft, Vice President Corporate HR

ACCEPTED AND AGREED:

/s/ James Morlan
James Morlan

Date: March 21, 2007

EXHIBIT A
CONFIDENTIALITY AGREEMENT
VIEWSONIIC CORPORATION

Employee Confidentiality and
Invention  Assignment  Agreement

I hereby acknowledge and agree as follows with VIEWSONIC CORPORATION (the “Company”) in connection with my employment or the continuance of my employment (as the case may be) with the Company.

I.
No Term ofEmployment. I acknowledge and agree that my employment with the Company is not for any fixed term, and that my employment will continue only at the will of both the Company and me. I agree that this means my employment may be terminated at any time for any reason or for no reason, either with or without cause, either by me or the Company.

2.
No Conflicts with PriorEmployment. I represent that my employment with the Company will not conflict with any obligations which I have to former employers or any other persons. I specifically represent that I have not brought to the Company (and will not bring to the Company) any materials or documents of a former employer, or any confidential information or property of a former employer.

3.
PriorInventions. As a matter of record, and in order to assist the Company in determining its rights to any discoveries and inventions in connection with my employment, I have listed (at the end of the Agreement) all inventions, copyrighted material, patents and patent applications which I own or have any interest in and which were conceived of, or first reduced to practice, prior to my employment with the Company, all of which shall remain my property. If nothing is listed below, I agree that the Company may conclusively assume that I claim no interest in any inventions, copyrighted material, patents or patent application.

4.
Confidential Information. I understand that as part of my employment with the Company I am expected to make new contributions of value to the Company. I also acknowledge that, during my employment, I will learn information relating to the Company (and its business and products) which has commercial value to the Company and which the Company desires to keep confidential. This confidential information will include such things as trade secrets, techniques, know-how, discoveries, inventions, marketing information, business strategies, information regarding customers and suppliers, and any other information (whether or not necessarily in writing) which may be useful to the Company and which is not generally available to the public (all of this information is referred to in this Agreement as “Confidential Information”). I agree that all such Confidential Information will be the sole property of the Company, and I agree that I will not disclose any Confidential Information to any other person (except solely in performing my duties as an employee of the Company), and that I will otherwise keep all Confidential Information in strictest confidence and not use it for any purpose adverse to the Company.

5.
Inventions During Employment. I agree that all discoveries and inventions which relate in any manner to the business or the future business of the Company, and which are conceived, authored or made by me (either alone or with others) during my employment with the Company, will constitute “work for hire” and will be the sole property of the Company. I will promptly disclose these discoveries and inventions to the Company in writing, and I will not disclose these discoveries and inventions to any other persons. I hereby assign to the Company all my right to such discoveries and inventions, and I will sign such additional documents, as the Company from time to time considers advisable in order to complete this assignment and to apply for patent or copyright protection in the name of the Company. I agree that, for purposes of this Agreement, the term “discoveries and inventions” shall have the broadest meanings, including new products, machines, methods, processes, software programs, improvements, compositions of matter, and designs or configurations.

I understand that the Company is hereby advising me that any provision in this Agreement requiring me to assign my rights in any invention does not apply to an invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. That section provides that the requirement to assign inventions “shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or deduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; (2) result from any work performed by the employee for the employer.” By signing this Agreement, I acknowledge that this paragraph shall constitute written notice of those provisions of Section 2870.

6.
Certain FurtherAgreements. I agree that, since my employment with the Company will involve a relationship of confidence and trust, during my employment I will not engage in any other employment or business activities which are competitive with or otherwise conflict with the interests of the Company, and I will not plan or organize any such competing business activity.

7.
Certain Obligations UponTerminationofEmployment. In the event of the termination of my employment by me or by the Company for any reason, I will promptly deliver to the Company all documents and other materials of any nature pertaining to my work with the Company which contain any Confidential Information or any discoveries and inventions, I will not take with me any such documents or materials (or any copies of them), and I will continue to keep all Confidential Information in strictest confidence as required by paragraph 4 above. I also agree that, in recognition of my position of confidence and trust with the Company during my employment, for a period of one-year following such termination I will not solicit any of the Company’s employees to work for a competitive company.

8.
Entire Agreement. This Agreement is the entire agreement between the Company and me regarding the above matters, and I represent that I am not relaying upon any contrary statements or understandings between me and the Company with regard to these matters.

Dated:	June 21, 2000

EMPLOYEE

James A. Morlan.

(printed name of employee)

/s/ James A. Morlan.
(signature of employee)

VIEWSONIC CORPOARTION

By:	/s/ Joanne Thielen
Its:	HR Manager

Prior Inventions (if any) — see paragraph 3 above:

(attach additional pages if necessary)

Exhibit B
TERMINATION DATE RELEASE

(To be signed on or within 21 days after the Termination Date)

In exchange for the consideration under the Agreement between ViewSonic Corporation (the “Company”) and me dated March 21, 2007, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions prior to or on the date I sign this Agreement.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), or the California Fair Employment and Housing Act (as amended)(“FEHA”).  Notwithstanding anything in this paragraph, I understand that I am not hereby releasing the Company from any obligation it may otherwise have to indemnify me for acts within the course and scope of my employment with the Company, nor from any obligations undertaken by the Company in this Agreement.

ADEA Waiver and Release.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have concerning age discrimination under the ADEA and FEHA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised that I have the right to consult with an attorney prior to executing this Agreement; (c) I have been given twenty-one (21) days to consider this Agreement; (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).

SECTION 1542 WAIVER.  In granting the releases herein, which may include claims that are unknown at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims herein.

ACCEPTED AND AGREED:

James Morlan

Date:______________________________________